Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

June 27, 2018Omaha, Nebraska

CONTACT:Craig Allen

Chief Financial Officer

800-283-2357

America First Multifamily Investors, L.P. Attends Ribbon-Cutting For 288-Unit Multifamily Development Investment in Panama City Beach, Florida

Omaha, Nebraska – June 27, 2018 – America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) attended the June 21, 2018 ribbon-cutting ceremony to commemorate the completion of one of its multifamily development projects, Vantage at Panama City Beach, located in Panama City Beach, Florida.  The celebration for the 288-unit multifamily development project was well attended by local government officials, area business leaders and numerous members of the project’s development team.

“We are excited to be an investment partner in the Vantage multifamily development projects,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “Panama City Beach represents the first development project completed outside of Texas and we look forward to continuing our efforts to diversify the revenue streams of ATAX for the benefit of our Unitholders.”

ATAX is currently an investment partner in nine Vantage development projects, four of which have been completed and the remaining five considered to be in various stages of construction.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.